Exhibit 14

GREENSHIFT CORPORATION

CODE OF ETHICS

This Code of Ethics of GreenShift Corporation provides the standards by which the Associated Persons of GreenShift Corporation and its subsidiaries should conduct themselves. It is the Company’s goal to foster the highest possible ethical standards in the interactions of its Associated Persons with each other, customers, suppliers, investors, regulators and the business community at large. The Company has provided this code as a guide and expects that each Associated Person of GreenShift will use its principles of ethical conduct as the foundation for behavior.

Defined Terms:

•	“GreenShift” or the “Company” - GreenShift Corporation and its subsidiaries
•	“Associated Persons” - employees, officers and directors of GreenShift.

NOTE:  Associated Persons include all personnel who are jointly employed by GreenShift and Insperity or by GreenShift and any replacement for Insperity.

NOTE:  This Code of Ethics is applicable not only to the conduct of each Associated Person, but also to the conduct of any associate or relative of such Associated Person.  For the purposes of this Code of Ethics, a relative is any person who is related by blood, marriage or adoption or whose relationship with the Associated Person is similar to that of persons who are related by blood, marriage or adoption.  For the purposes of this Code of Ethics, an associate of an Associated Person is (i) a corporation or other entity of which such Associated Person is an officer or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; and (ii) any trust or other estate in which such Associated Person has a substantial beneficial interest or as to which such Associated Person serves as trustee or in a similar capacity.

•	“Employee Handbook” - The Employee Handbook for the Employees of GreenShift dated November 1, 2008, provided by Insperity, or any replacement for that document

Coordination with the Employee Handbook

Certain employees of GreenShift are also employed by Insperity under contract with GreenShift.  Those employees have received the Employee Handbook.  As to topics which are addressed in both the Employee Handbook and this Code of Ethics, the following rules of interpretation will apply:

•
If there is a contradiction between the policies expressed in this Code of Ethics and the policies expressed in the Employee Handbook such that both sets of policies cannot logically govern the affected behavior, the policies in this Code of Ethics will apply.

•	If the policies directed at a category of behavior in the Code of Ethics and those directed at the same category in the Employee Handbook can both govern, then both sets of policies will apply.

Company Assets

Electronic Communication Resources

By using any GreenShift electronic equipment or systems or by accessing the Internet or any company intranet using a GreenShift sign-on ID on any computer equipment or systems, an Associated Person of GreenShift acknowledges that he or she represents GreenShift and agrees to comply with GreenShift’s policies governing the use of electronic communication resources. GreenShift provides electronic equipment and systems, including Internet and intranet services, for business-related activities. Consequently, Associated Persons should use such equipment and systems to further the business interests of GreenShift and only in a manner that maintains the reputation and image of GreenShift. Limited personal use of these resources is authorized so long as such use is:

•	Occasional;
•	Of reasonable duration;
•	Does not adversely affect performance;
•	Does not violate any applicable laws or compromise intellectual property rights; and
•	Is not otherwise prohibited by company policy.

The following are examples of activities that are prohibited and may result in disciplinary action, up to and including termination. Such activities include, but are not limited to:

•	Breaking into or attempting to break into any computer system, inside or outside of GreenShift ;
•	Accessing the files or communications of others without appropriate authorization;
•	Sending or posting sensitive material without an appropriate level of encryption or other security measures;
•	Sending chain letters or spam or similar undirected communications;
•	Posting advertising or listings for personal benefit;
•	Communications that are addressed to another user in any manner that could reasonably cause him or her distress, embarrassment, or unwarranted attention, as this may constitute harassment;
•
Personal attacks, including, without limitation, attacks based on race, color, religion, sex, gender, sexual orientation, national origin, ancestry, age, disability, veteran status or other similar discriminatory factors;

•	Placing or posting work-related information on any personal web pages or in any Internet communication;
•	Engaging in any illegal activity; or
•	Sending messages that adversely affect the reputation of GreenShift or its customers, vendors, business associates or competitors.

Protection of Company Assets

GreenShift assets, such as information, materials, supplies, intellectual property, software, hardware and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to the Company. Safeguarding company assets is the responsibility of all Associated Persons. All company assets should be used for legitimate business purposes only and the use of company assets for private purposes without permission is prohibited. GreenShift’s or any of its affiliates’ names, logos, trademarks, copyrights or corporate letterheads may not be used for any purpose other than in the normal course of official company business.

Associated Persons should be aware that downloading or saving GreenShift data to a non-company-owned device or media creates a risk of loss, including inadvertent loss or loss as a result of hacking.  Associated Persons should only download or save GreenShift data onto non-company-owned devices or media when reasonably necessary for the efficient conduct of their business responsibilities.  If GreenShift data will be retained in a non-company-owned environment for more than a brief period related to a specific project, the Associated Person responsible for the retention should notify the manager responsible for GreenShift’s information technology systems and comply with any requests by said manager for protection of the data against loss.

Employee Innovations

GreenShift owns all of the intellectual property created by employees and officers of the Company during their term of employment and relating in any way to the employee’s or officer’s work or the business of GreenShift. Employees and officers are expected to execute all documents necessary to assist GreenShift in securing rights to intellectual property.

Embezzlement, Theft and Misapplication of Funds

GreenShift holds each Associated Person responsible for maintaining accurate records of financial transactions. Anyone who embezzles, steals, or willfully misappropriates any funds, credits or real property of GreenShift will be subject to disciplinary action by the Company and legal action.

Outside Activities

Activities outside of the employment activities of an employee or officer should not involve any use of company equipment, supplies or facilities, imply GreenShift’s sponsorship or support, or adversely affect the Company’s reputation. Employees and officers are encouraged to participate in worthwhile civic, educational and charitable organizations and activities; however, every effort should be made to perform those activities during non-work hours. When schedule conflicts occur, advance arrangements must be made and approval obtained from one’s immediate supervisor. As private citizens, Associated Persons are free to petition or otherwise contact the government on any issue. However, unless authorized, Associated Persons may not purport to represent the Company when contacting any branch of government at any level.

Conflict of Interest Policy

Conflict of Interest

As an Associated Person of GreenShift, you have a duty of loyalty to the Company and must, therefore, avoid any actual or apparent conflict of interest with the Company. Associated Persons must not use their position for private gain, to advance personal interests, or to obtain favors or benefits for themselves, members of their families, or any other individuals, corporations or business entities. A conflict situation can arise when an Associated Person takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively.

Conflicts of interest also arise when an Associated Person or a member of his or her family receives improper personal benefits as a result of such Associated Person’s position with the Company. If such a situation arises, an employee or officer should immediately report the circumstances to his or her supervisor. Executive officers and directors should report any such circumstances to the Board of Directors.

The following situations must be disclosed (to an immediate supervisor, in the case of an employee; to the Board of Directors, in the case of an officer or director) and may not be undertaken or continued unless approved in writing:

•	Ownership of more than 1% held by an Associated Person in a supplier, customer, investor or competitor of the Company;
•	Membership of an Associated Person on the board of directors or advisory board or similar body within an entity engaged in the same industry as GreenShift.

The following situations must be disclosed (to an immediate supervisor, in the case of an employee; to the Board of Directors, in the case of an officer or director) sufficiently in advance as to permit the Company to evaluate the conflict of interest and advise the Associated Person as to whether the duty of loyalty appears to be breached by the situation:

•	Associated Person serves as a director, officer, trustee or consultant to a person or entity that has a business relationship with GreenShift;
•	Associated Person enters into a business venture with a person or entity that has a business relationship with GreenShift;
•	Family member of an Associated Person is employed by an entity that has a business relationship with GreenShift.

The foregoing lists are not intended to be complete lists of potential conflict of interest situations.  Each Associated Person is responsible for determining and reporting any situation that appears to entail a conflict of interest.

Corporate Opportunities

An Associated Person may not:

•	Take for himself or herself personally business opportunities that may be available and of value to the Company;
•	Use Company property, information or position for personal gain; or
•	Compete with the Company.

Associated Persons owe a duty to GreenShift to advance its legitimate interests when the opportunity to do so arises.

Receipt of Gifts and Gratuities

Generally, Associated Persons should not accept things of value from third parties in connection with Company business. Associated Persons may accept from a third party meals, refreshments, travel arrangements or accommodations or entertainment, all of reasonable value, in the course of a meeting or similar function the purpose of which is to hold bona fide business discussions or to foster better business relations. Associated Persons of the Company may also accept from a third party advertising or promotional material of nominal value, such as office supplies, discounts or rebates on merchandise or services that do not exceed those available to other customers of the third party, and gifts of modest value that are related to commonly recognized events or occasions. Gifts of cash in any amount are expressly prohibited.

Employee, Officer and Director Behavior

Governing Principles

The governing principles of GreenShift’s corporate conduct can be simply stated:

1.	GreenShift does not cause or tolerate any violation of law or regulation in the conduct of its business or related activities.
2.
GreenShift provides pertinent information to authorized auditors or regulatory agencies, and discloses, on a timely basis, information required for judging the soundness of its condition and its merits as an investment.

3.	GreenShift maintains and upholds standards and procedures that are designed to safeguard the legitimate confidentiality of information pertaining to employees and customers.
4.	GreenShift endeavors to deal fairly and in good faith with its customers, suppliers, competitors, employees and regulators.

These principles are expanded individually in the following pages.

1.  Compliance with Laws and Regulations

Compliance with Laws, Rules and Regulations

The Company’s Associated Persons are subject to numerous laws, rules and regulations, only some of which are specifically address in this code. Associated Persons are encouraged to become reasonably informed and to comply with the laws, rules and regulations applicable to you, whether or not they are addressed in this code.

Fraud

Associated Persons must not engage in fraudulent conduct. Fraud includes deliberately practiced deception, whether by words, conduct, false or misleading allegations, or by concealment, to secure unfair or unlawful gain. Fraud covers both express and implied representations of fact, and may be written or oral.

Gifts and Gratuities; Anti-Bribery Policy

Associated Persons may not, on behalf of GreenShift, directly or indirectly give, offer, or promise anything of value to any individual, business entity, organization or any other person for the purpose of influencing the actions of the recipient. This standard of conduct is not intended to prohibit normal business practices such as providing meals, entertainment, tickets for cultural or sporting events, promotional gifts, discounts, price concessions, gifts given as tokens of friendship or special occasions so long as they are of nominal and reasonable value under the circumstances and promote GreenShift’s legitimate business interests.

Associated Persons conducting business domestically are required to comply with all local, state and national laws against commercial and/or political bribery.  Associated Persons conducting business internationally are required to comply with the U.S. Foreign Corrupt Practices Act (FCPA) as well as the laws of all countries with which GreenShift does business.  No one acting on GreenShift’s behalf may bribe or otherwise attempt to improperly influence a foreign government official or employee for the purpose of obtaining or retaining business or directing business to anyone.  The FCPA prohibits payments and gifts, promises or offers to pay, and the authorization or approval of these actions.  The prohibitions of the FCPA and of this Code govern the conduct of GreenShift employees as well as any person acting as an agent for GreenShift or in concert with a GreenShift agent or employee.

All payments made on behalf of GreenShift must include proper written documentation and state the purpose of the payment.  Each Associated Person must maintain accurate records that comply with GreenShift’s accounting policies.

Associated Persons are required to report any suspected or actual bribery violations and/or violations of the FCPA to the Company’s President and/or the Board of Directors or Audit Committee.

Inside Information; Insider Trading

It is the Company’s goal and policy to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in federal securities laws and regulations. No director, officer or employee may buy or sell, or tip others to buy or sell, company securities or the publicly-traded securities of a competitor, customer or supplier when in possession of material non-public information about the Company, such competitor, customer or supplier, as the case may be. Insider trading is both unethical and illegal and will be dealt with firmly.

“Material non-public information” includes, but is not limited to, information about GreenShift or its business that is not available to the public at large which would be important to an investor in making a decision to buy, sell or retain stock. Common examples of this type of information include, but are not limited to: projections of future earnings or losses, news of a pending or proposed merger or acquisition, news of a significant sale of assets or the disposition of a subsidiary, news regarding an significant current or prospective customer, the declaration of a stock split or the offering of additional stock, significant changes in management, significant new products and impending financial liquidity problems. It should be noted that either positive or negative information might be material.

Drug Free Workplace and Alcohol Use

GreenShift strives to provide a safe, productive environment for its employees. This includes a workplace free of the problems associated with the use of illegal drugs and alcohol. Substance abuse subjects the Company to unacceptable risks for workplace accidents, errors or other failures that would undermine the Company’s ability to operative effectively and efficiently. Therefore, to maintain a drug-free workplace, the presence or use of illegal drugs or use of alcohol (other than during company-sponsored social occasions) on company premises is not tolerated.

2.  Disclosure Policies

Regulatory Compliance

If an Associated Person interacts with any government agency or auditor, he or she be truthful and provide strictly factual information. US Federal law provides for severe penalties for anyone who endeavors to influence, obstruct, or impede federal auditors or investigators in the performance of their official duties.

Disclosure in Documents Filed with the Securities and Exchange Commission and Other Public Communications of the Company

As officers and directors of a publicly traded company, GreenShift officers and directors are responsible for establishing, maintaining and periodically evaluating disclosure controls and procedures designed to reasonably ensure full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission or otherwise disclosed to the public. Officers and directors of the Company must promptly bring to the attention of the Board of Directors (or Audit Committee, if one has been chartered) and the Company’s legal counsel any information they may have concerning significant deficiencies in, or violations of, such disclosure controls and procedures.

Internal Controls

Periodic assessments of GreenShift’ internal controls will be made by management, the internal auditors, external auditors and/or regulatory agencies. All GreenShift employees are expected to provide timely and accurate information during any such assessments of the control environment.

Relationship with the Media

Employees should refer all questions or requests for information from reporters or other media representatives to GreenShift’s President to ensure consistency and accuracy of information.

3.  Confidentiality

Confidential Information

Associated Persons must maintain the confidentiality of information to which they are entrusted by the Company, its business partners, suppliers, customers or others related to the Company’s business. This obligation survives the termination of an employee’s, officer’s or director’s relationship with the Company. Such information must not be disclosed to others, except when disclosure is authorized by GreenShift or legally mandated.

Examples of confidential information include, but are not limited to:

•	Company policies, objectives, goals, or strategies;
•	Company price lists or pricing strategies;
•	The identity of, and contact information for, key individuals employed by clients, customers, investors or vendors;
•	Trade secrets and confidential technological know-how of the Company and/or its customers
•	Employee records;
•	Contract proposals or contracts to which the Company is a party; and
•	Any other non-public information that might be of use to competitors or harmful to the Company, its business partners, suppliers or customers, if disclosed.

The design and details of any work assignment completed for GreenShift at any location is also confidential information and is the property of GreenShift unless other contractual arrangement has been made.

Employee Privacy

The Company restricts access to employee records. This includes personnel records, payroll records, benefit plans and medical records. Access to these records is limited to those who have a legal or business need to know. Care should be taken by all persons who have access to the personnel, payroll or medical information of other employees to keep that information confidential.

4.  Good Faith and Fair Dealing

Harassment and Discrimination

GreenShift is committed to maintaining a workplace free of harassment and discrimination. The company considers such behavior unacceptable and will not tolerate any violation of this policy.

GreenShift will provide fair and equal employment opportunity to all persons regardless of race, color, gender, sexual orientation, religion, age, national origin, veteran's status, disability or handicap.

Associated Persons must refrain from engaging in conduct that could be construed as sexual harassment.  Unwelcome sexual advances, sexually suggestive statements or questions, offensive jokes, sexual innuendoes, offensive touching, requests for sexual favors, displaying or showing sexually suggestive material (including posters, calendars, cartoons, e-mail, or Internet websites), and other verbal or physical conduct of a sexual nature may be forms of sexual harassment.

Security Practices

To help ensure a safe and secure environment, the Company reserves the right to take certain actions to protect employees, customers, suppliers and the Company, including property and premises. These actions, in accordance with applicable law, may include recording, monitoring, conducting surveillance, inspecting and/or reviewing Internet, e-mail and intranet usage. These actions are recognized as essential elements of good security practices for customers and employees. Authorized Company personnel may use these practices to uncover any activity that may jeopardize the security or integrity of the Company’s information or information systems, and any activity that is illegal, impermissible or inappropriate. These polices apply whether employees are accessing tools available while in the workplace, or when working from home or other remote locations.

Screening and Background Checks

In addition to pre-employment background checks that include past employment, criminal, drug, credit, and driving records, the Company reserves the right to use its discretion to periodically run background and screening checks during the course of employment. These actions are considered reasonable efforts necessary to ensure the safety and security of employees and customers, by ensuring that GreenShift does not permit employment of individuals who have engaged in illegal activities or other conduct inconsistent with an effective compliance and ethics program.

Non Work-Related Activities in the Workplace

Staying focused on providing the best service to our customers is our top priority. The following guidelines help preserve the nature of our workforce:

•	Distribution of literature by employees is not allowed on Company premises during work time or in the work area.
•	Solicitation or petitioning, whether for business or political purposes, by employees or third parties is not allowed on Company premises at any time.
•	These guidelines do not apply to Company sponsored charitable events and efforts.

Workplace Violence / Statement of Respect

GreenShift’ strives to provide a safe work environment that is conducive to good morale and a high level of productivity. Associated Persons are expected to treat fellow employees, officers, directors, customers and vendors with courtesy and to resolve any difference in a professional, non-abusive and non-threatening manner. Associated Persons are responsible for their behavior and for understanding how others may perceive their conduct in the workplace. Disruptive, unruly or abusive behavior by Associated Persons in the workplace or at Company sponsored events will not be tolerated. Inappropriate conduct includes verbal or physical threats, fights, obscene or intimidating language and behavior, as well as any other abusive conduct. The possession of firearms or other weapons in GreenShift offices or on GreenShift worksites is prohibited. Employees are to report any threats or incidence of violence to their immediate supervisors.

Enforcement

Associated Persons should promptly report knowledge of any illegal or improper activity or violations of laws, rules, regulations or of this Code of Ethics to their immediate supervisors, the Board of Directors, or the Company’s legal counsel of the Company, as appropriate under the circumstances, with the assurance that the Company will not allow retaliation for reports made in good faith.

Waiver

Executive officers may waive compliance with this code for non-officer employees of the Company, if such waiver is in the best interests of the Company. Any waiver of this code for officers or directors of the Company may be made only by the Board of Directors or a committee of the Board of Directors to which such authority has been delegated. Any waiver of this code for officers or directors of the Company must be promptly reported to the Company’s legal counsel for public disclosure, if appropriate.

Communication with Board of Directors

The Company encourages its officers to engage in an active and open dialogue with the Board of Directors (or the Audit Committee, if one is chartered) and to discuss with the Board of Directors any concerns or suggestions that officers may have regarding the Company’s disclosure controls and reporting procedures. Specific questions regarding the interpretation or application of the Code of Ethics may also be directed to the Company’s legal counsel.

Adopted by the Board of Directors on November 8, 2013

ACKNOWLEDGEMENT OF RECEIPT OF THE
GREENSHIFT CORPORATION CODE OF ETHICS

I have received and read the GreenShift Corporation Code of Ethics adopted by the Board of Directors in November 2013. I understand the standards and policies contained in the GreenShift Code of Ethics and I agree to comply with the GreenShift Code of Ethics.

If I have questions concerning the meaning or application of the GreenShift Code of Ethics, any policies of GreenShift, or the legal and regulatory requirements applicable to GreenShift or my position within the Company, I will consult my supervisor and /or an appropriate representative of the Company, knowing that my questions or reports to these sources will be maintained in confidence. I understand and acknowledge that I may report violations of the Code of Ethics to the President and to the Company’s legal counsel.

Signature
Printed Name of Director, Officer or Employee

Date